Exhibit 4.4

SUBORDINATION AGREEMENT

This Subordination Agreement (this “Agreement”) is made and entered into as of October 27, 2105, by and among the secured lenders set forth on the signature page hereof (each, a “Creditor” and collectively, the “Creditors”) and the secured lender set forth on the signature page hereof (the “Priority Lender”), and acknowledged and consented to by Fresh Healthy Vending International, Inc., a Nevada corporation (“Debtor”).

WITNESSETH:

WHEREAS, the Creditors have made certain loans and other financial accommodations to Debtor which are or may be from time to time secured by assets and property of Debtor.
WHEREAS, pursuant to two (2) Secured Promissory Notes and a Security Agreement, by and between Debtor and the Priority Lender, each dated as of the date hereof (the “Transaction Documents”), the Priority Lender has made or will make certain loans and other financial accommodations to Debtor in the original principal amount of $500,000.
WHEREAS, in order to induce the Priority Lender to extend credit to Debtor pursuant to the Transaction Documents, the Creditors and the Priority Lender desire to agree on the relative priority of their respective security interests in and liens on the Collateral and Priority Collateral (defined below) and certain other rights, priorities and interests;
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
1.            Subordination; Priority of Liens.
(a)            The Creditors, and each of them, hereby jointly and severally subordinate to the Priority Lender any security interest or lien that the Creditors may have in any assets or personal property of Debtor, including, without limitation, the fifty (50) Debtor owned micro-markets and Debtor’s franchise royalties pursuant to the Debtor’s agreements with its franchisees, pursuant to the Security Agreement (the “Collateral").  Notwithstanding the respective dates of attachment or perfection of the security interest of the Priority Lender and the security interest of the Creditors, the security interest of the Priority Lender in the Collateral shall at all times be prior to the security interest of the Creditors.  No Creditor will exercise any remedy with respect to the Collateral until such time as all the Senior Debt is fully paid in cash.
(b)            All of Debtor's indebtedness and obligations to the Creditors, whether presently existing or arising in the future (the “Subordinated Debt”) is subordinated in right of payment to all obligations of Debtor to the Priority Lender under the Transaction Documents, together with all costs of collecting such obligations (including attorneys' fees), including, without limitation, all interest accruing after the commencement by or against Debtor of any bankruptcy, reorganization or similar proceeding (the “Senior Debt”).  The foregoing notwithstanding, each Creditor shall be entitled to receive each regularly scheduled payment of interest or principal that constitutes Subordinated Debt, provided that a default under the Senior Debt has not occurred and is not continuing and would not exist immediately after such payment.  Nothing in the foregoing paragraph shall prohibit any Creditor from converting all or any part of the Subordinated Debt into equity securities of Debtor.

(c)            No Creditor shall contest the validity, perfection, priority or enforceability of any lien or security interest granted to the Priority Lender by Debtor, and each of the Creditors hereby agrees to cooperate in the defense of any action contesting the validity, perfection, priority or enforceability of such liens or security interest.
2.            Bankruptcy.
(a)            In the event of Debtor's insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, these provisions shall remain in full force and effect, and Priority Lender's claims against Debtor and the estate of Debtor shall be paid in full before any payment is made to any Creditor. For the avoidance of any doubt, Senior Debt includes, without limitation, the Priority Lender's claims against Debtor and the estate of Debtor arising from the granting of credit under Section 364 or the use of cash collateral under Section 363 of the United States Bankruptcy Code, and each Creditor agrees that it will raise no objection thereto.
(b)            Until the Senior Debt is fully paid in cash, and all of Priority Lender’s obligations owing to Debtor have been terminated, each Creditor irrevocably appoints Priority Lender as such Creditor's attorney-in-fact, and grants to Priority Lender a power of attorney with full power of substitution, in the name of Creditor or in the name of Priority Lender, for the use and benefit of Priority Lender, without notice to Creditor, to perform at Priority Lender's option the following acts in any bankruptcy, insolvency or similar proceeding involving Debtor: (i) to file the appropriate claim or claims in respect of the Subordinated Debt on behalf of Creditor if Creditor does not do so prior to 30 days before the expiration of the time to file claims in such proceeding and if Priority Lender elects, in its sole discretion, to file such claim or claims; and (ii) to accept or reject any plan of reorganization or arrangement on behalf of Creditor and to otherwise vote Creditor's claims in respect of any Subordinated Debt in any manner that Priority Lender deems appropriate for the enforcement of its rights hereunder.
(c)            Nothing contained herein shall limit or restrict the independent right of any Creditor to initiate actions in any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment or debt, dissolution or liquidation or similar proceeding in its individual capacity and to appear or be heard on any matter before the bankruptcy or other applicable court in any such proceeding.  This Agreement shall be and remain enforceable notwithstanding any bankruptcy or other insolvency proceeding by or against Debtor.
3.            Sale of Collateral.  Until the Senior Debt is fully paid in cash, and all of Priority Lender's obligations owing to Debtor have been terminated, each Creditor agrees that it will not object to or oppose the sale of the Collateral, if Priority Lender has consented to such sale. If requested by Priority Lender, each Creditor shall affirmatively consent to such sale or disposition and shall take all necessary actions and execute such documents and instruments as Priority Lender may reasonably request in connection with and to facilitate such sale or disposition.
4.            Amendment of Subordinated Debt.  Each Creditor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement. No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that such Creditor may have in any property of Debtor. By way of example, such instruments shall not be amended to (i) increase the rate of interest with respect to the Subordinated Debt, or (ii) accelerate the payment of the principal or interest or any other portion of the Subordinated Debt.

5.            Enforcement.
(a)            This Agreement shall remain effective for so long as Debtor owes any amounts to Priority Lender.  If, at any time after payment in full of the Senior Debt, any payments of the Senior Debt must be disgorged by Priority Lender for any reason (including, without limitation, the bankruptcy of Debtor), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and each Creditor shall immediately pay over to Priority Lender all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder. At any time and from time to time, without notice to any Creditor, Priority Lender may take such actions with respect to the Senior Debt and the Collateral as Priority Lender, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Debtor, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and the Collateral, judicial foreclosure, nonjudicial foreclosure, exercise of a power of sale, and taking a deed, assignment or transfer in lieu of foreclosure as to any of the Collateral, and enforcing or failing to enforce any rights against Debtor or any other person. No such action or inaction shall impair or otherwise affect Priority Lender's rights hereunder. Each Creditor agrees not to assert against Priority Lender (a) any rights which a guarantor or surety could exercise; but nothing in this Agreement shall constitute Creditor a guarantor or surety; (b) the right, if any, to require Priority Lender to marshal or otherwise require Priority Lender to proceed to dispose of or foreclose upon any of the Collateral in any manner or order; and (c) any right of subrogation, contribution, reimbursement, or indemnity which it may have against Debtor arising directly or indirectly out of this Agreement. Creditor waives the benefits, if any, of California Civil Code Sections 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2839, 2845, 2847, 2848, 2849, 2850, 2899 and 3433. Pursuant to Section 2856 of the California Civil Code, each Creditor waives all rights and defenses that Creditor may have because the Senior Debt may be secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.
6.            Excluded Collateral Rights.
(a)            Subject only to any express provision of this Agreement that requires a Creditor to take or refrain from taking an action, each Creditor may exercise its good faith discretion with respect to exercising or refraining from exercising any of its rights and remedies or commencing the enforcement with respect to any property and interests in property of Debtor  other than the Collateral in which there is both a duly perfected lien or security interest and a duly perfected lien or security interest, whether or not perfected by the Creditors, or any of them (the “Excluded Collateral”) of any of the default remedies under any of applicable Creditor agreements (the “Creditor Documents”), the UCC or other applicable laws; or appropriating, setting off, or applying any part or all of such Excluded Collateral in the possession of, or coming into the possession of, a Creditor or its agent or bailee, to the obligations under the Creditor Documents.

(b)            The Priority Lender and the Creditors agree that, so long as the proceeds for any sale, dispositions on collection of the Collateral are applied as required hereby, any UCC collection, sale or other disposition of any Excluded Collateral by any Creditor in accordance with the terms hereof shall be free and clear of any security interest, lien, claim or offset of the Priority Lender in such Excluded Collateral.  To the extent reasonably requested by any Creditor, the Priority Lender will cooperate in providing any necessary or appropriate releases to permit a collection, sale or other disposition of Excluded Collateral by a Creditor in accordance with the provisions hereof.
(c)            Each Creditor agrees that it will give the Priority Lender a written notice at least five (5) business days prior to commencing any enforcement action.  Each Creditor agrees to give to the Priority Lender (a) copies of any notice of the occurrence or existence of an event of default under any Creditor Document sent to Debtor simultaneously with the sending of such notice to Debtor, and (b) notice of any acceleration of any of any obligation thereunder, promptly after such acceleration, but the failure to give any such copy or notice shall not affect the validity of any such notice of event of default or such acceleration or create a cause of action against the party failing to give such copy or notice or create any claim or right on behalf of any third party.  The sending of any such copy of such notice of event of default shall not give the recipient the obligation to cure such event of default.
7.            Successors and Assigns.  This Agreement shall bind any successors or assignees of each Creditor and shall benefit any successors or assigns of Priority Lender. This Agreement is solely for the benefit of the Creditors and Priority Lender and not for the benefit of Debtor or any other party. Each Creditor further agrees that if Debtor is in the process of refinancing a portion of the Senior Debt with a new lender, and if Priority Lender makes a request of such Creditor, Creditor shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement.
8.            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
9.            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to conflicts of law principles. Each Creditor and Priority Lender submit to the exclusive jurisdiction of the state and federal courts located in Clark County, Nevada. EACH CREDITOR AND LENDER WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.
10.            Entire Agreement.  This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. Each Creditor is not relying on any representations by Priority Lender or Debtor in entering into this Agreement, and each Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Debtor. This Agreement may be amended only by written instrument signed by each Creditor and Priority Lender.

11.            Expenses.  In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys' fees, incurred in such action.
12.            Representations and Warranties of the Creditors.  Each Creditor hereby represents and warrants to the Priority Lender that as of the date hereof: (a) Creditor is duly formed and validly existing under the laws of its jurisdiction of organization; (b) Creditor has the power and authority to enter into, execute, deliver and carry out the terms of this Agreement, all of which have been duly authorized by all proper and necessary action on the part of Creditor; (c) the execution of this Agreement by Creditor will not violate or conflict with any of its organizational documents, any material agreement binding upon Creditor or any law, regulation or order or require any consent or approval which has not been obtained; and (d) this Agreement is the legal, valid and binding obligation of Creditor, enforceable against Creditor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by equitable principles.
13.            Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.  This Agreement shall become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.
CREDITORS:

CORONADO DEVELOPMENT LLC

By: /s/ Mark Trotter
Name: Mark Trotter
Title: Member

ROTH HOLDINGS LLC

By: /s/ Kristiann App
Name: Kristiann App
Title: Manager

KAY STRATEGIES INC.

By: /s/ Robert Wheat
Name: Robert Wheat
Title: President

PRIORITY LENDER:

SOCIALLY RESPONSIBLE BRANDS INC, a Nevada corporation

By: /s/ Nicholas Yates
Name: Nicholas
Title: Shareholder

Acknowledged and Agreed:

DEBTOR:

FRESH HEALTHY VENDING INTERNATIONAL, INC.,
a Nevada corporation

By: /s/ Nicholas Yates
Name:  Nicholas Yates
Title: Chairman
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